                                                           February 16, 1996

Board of Directors
Solv-Ex Corporation
500 Marquette NW, Suite 300
Albuquerque, NM  87102

Re:  Registration Statement on Form S-8
          Opinion of Counsel

Gentlemen:

     As General Counsel for Solv-Ex Corporation (the "Corporation"), a New Mexico corporation, I have examined the Articles of Incorporation, the Bylaws and Minutes of the Corporation and such other corporate records, documents and proceedings, and have considered such questions of law as I deemed relevant for the purpose of this opinion. I have also, as such counsel, examined the Corporation's Registration Statement on Form S-8 (the "Registration Statement"), which will be filed with the Securities and Exchange Commission today or shortly thereafter, covering the sale of an aggregate of up to 1,527,000 shares (the "Shares") of the Corporation's Common Stock under the Corporation's Stock Option Plans (and individual options to consultants) as described in and in accordance with the terms of the Registration Statement.

     Based upon the foregoing, I am of the opinion that the Shares will be duly and validly issued as fully paid and non-assessable shares of Common Stock upon exercise of options in accordance with the terms thereof.

     I know that I am referred to under the caption "Legal Matters" included in the Prospectus filed as a part of the Registration Statement. I hereby consent to the use of my name in such Registration Statement and to the filing of this opinion as Exhibit 5.1 thereto. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,



Herbert M. Campbell II
General Counsel

Duplicate Original: KPMG Peat Marwick